Exhibit 99.1.

             SURMA NAMED PRESIDENT OF MARATHON ASHLAND PETROLEUM LLC

Findlay, Ohio, November 28, 2000 -- Thomas J. Usher, chairman of the board of managers of Marathon Ashland Petroleum LLC (MAP) and chairman and CEO of USX announced today that John P. Surma has been appointed president of MAP, effective January 1, 2001.

     He succeeds J. L. "Corky" Frank who will be returning to Marathon Oil Company as Executive Vice President.

     In making the announcement, Usher credited Frank with making MAP one of the industry's premier downstream companies. "In John Surma," Usher said, "we have an executive whose breadth of experience and considerable leadership ability will support MAP's success in the years ahead." He noted that Surma's background combines experience in several key positions with Marathon and MAP with consulting service to a number of major companies in the oil, chemical, energy and steel industries.

     Surma was born in Pittsburgh in 1954. He graduated from Pennsylvania State University in 1976 with a Bachelor of Science degree in Accounting and is a Certified Public Accountant.

     Surma joined Marathon Oil Company as Senior Vice President, Finance & Accounting, in 1997 and was appointed Senior Vice President, Finance & Administration in early 1998. Later that year, he was appointed President, Speedway SuperAmerica LLC. In January 2000, he was appointed Senior Vice President, Supply & Transportation for MAP.

     Prior to joining Marathon, Surma served as a partner, PricewaterhouseCoopers LLP, Pittsburgh office leader for Audit and Business Advisory Services, and national co-leader of the firm's Products Advisory Group. His responsibilities there included providing consulting services to major manufacturing and process companies, and technical leadership in areas such as inventory and environmental accounting and auditing.

     Surma is a member of the American Institute of Certified Public Accountants, and the boards of Explorer Pipe Line, the National Association of Convenience Stores, Calgon Carbon Corporation and the American Petroleum Institute.

     Based in Findlay, Ohio, Marathon Ashland Petroleum LLC (MAP) is the nation's fifth largest refiner with 935,000 barrels-per-day capacity in its seven-refinery system. MAP's retail marketing system comprises approximately 5,400 locations in 21 states, more than half of which are brand locations. MAP serves the Midwest and Southeast as a wholesale marketer with 93 light product and asphalt terminals and access, through lease or ownership interest, to more than 7,500 miles of pipeline. MAP is a limited liability company owned 62 percent by Marathon Oil Company and 38 percent by Ashland Inc.